UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
--------------------

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

           March 30, 2018
Date of Report
(Date of earliest event reported)

Access National Corporation
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	000-49929 (Commission File Number)	82-0545425 (IRS Employer Identification No.)

           1800 Robert Fulton Drive, Suite 300, Reston, VA  20191
(Address of principal executive offices) (Zip Code)

                                (703) 871-2100
(Registrant’s telephone number, including area code)

                                            n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2018, Access National Bank (the “Bank”), the wholly-owned subsidiary of Access National Corporation (the “Corporation”), entered into an employment agreement with Mark D. Moore, as President of the Bank (the “Agreement”), effective as of April 1, 2018.

The Agreement provides for an initial three-year term ending April 1, 2021. If not previously terminated, the Agreement will automatically renew for up to two additional one-year terms on April 1, 2021 and 2022, respectively, unless either party gives written notice of non-renewal at least 60 days prior to the renewal date. The Agreement will not be renewed beyond April 1, 2023.

Under the Agreement, Mr. Moore’s base salary will be at least $315,000. He will be eligible to participate in any annual incentive applicable to Bank executives and to receive equity-based awards granted under any equity plan established by the Corporation, in accordance with the terms and conditions of such plans. The Agreement requires Mr. Moore to maintain a minimum ownership position in the Corporation’s common stock of no less than 1.0x his base salary.

Under the Agreement, if Mr. Moore’s employment is terminated by the Bank with or without “Cause” (as defined in the Agreement) or he resigns for “Good Reason” (as defined in the Agreement), he will be entitled to receive a severance payment equal to 1.0x his average compensation reported in Box 1 of Form W-2 for the three calendar years preceding the year of termination, payable over 12 months. Mr. Moore will also be entitled to a lump sum payment of any unpaid salary through the date of termination and any incentive or annual bonus compensation earned during the calendar year preceding the year of termination but not yet paid, any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (the “accrued obligations”) and continued Bank-paid medical, dental and vision insurance coverage for 12 months (or the equivalent).

Mr. Moore will be entitled to the same severance payments and benefits, under the same conditions, in the event his employment is terminated without Cause or he resigns for Good Reason following a Change of Control (as defined in the Agreement). The Agreement provides that, in the event of a Change of Control, any severance payments or benefits to be paid pursuant to the Agreement will be limited (or cutback) to one dollar less than the maximum amount deductible under Section 280G of the Internal Revenue Code.

The Agreement also provides for customary business protection covenants, including confidentiality, non-competition, non-solicitation and non-piracy provisions. Except for the accrued obligations, payment of the severance and benefits discussed above is contingent on Mr. Moore’s signing and not revoking a release and waiver of claims and upon his compliance with such covenants.

The full text of Mr. Moore’s employment agreement is incorporated herein by reference to Exhibit 10.23 to Form 10-K filed April 5, 2018.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.23
Employment Agreement, dated as of March 30, 2018 and effective April 1, 2018, by and between Access National Bank and Mark D. Moore (incorporated by reference to Exhibit 10.23 to Form 10-K filed April 5, 2018)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS NATIONAL CORPORATION (Registrant)

Date: April 5, 2018	By:	/s/ Michael W. Clarke
	Name:	Michael W. Clarke
	Title:	President & Chief Executive Officer